EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-18231 and 333-31811) and the Registration Statements on Form S-8 (Nos. 33-51582, 33-63318, 333-04109, 333-42676, 333-56279, 333-91304, and 333-105924) of our report dated February 7, 2004, with respect to the consolidated financial statements and schedule of Embrex Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 12, 2004